News Release

SINCLAIR REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

•	INCREASES TOTAL REVENUE BY 9% COMPARED TO PRIOR YEAR

•	ANNOUNCES QUARTERLY DIVIDEND PER SHARE OF $0.20

BALTIMORE (May 8, 2019) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months ended March 31, 2019.

CEO Comment:

"This is a very exciting time for Sinclair led by our recent announcement to acquire 21 Regional Sports Networks, industry collaboration on the implementation of the ATSC 3.0 broadcast standard, and continued success of our local news organization," commented Chris Ripley, President and Chief Executive Officer.  "We are transforming the Company, diversifying our content sources and revenue mix, and building a leading local news and sports organization on all platforms. In addition, during the first quarter, we launched our free, linear and on-demand multi-channel streaming service, STIRR, which is exceeding initial expectations. We announced a joint venture with the Chicago Cubs for the launch in 2020 of Marquee Sports Network, and entered into a definitive agreement to purchase 21 RSNs for a very attractive and accretive $9.6 billion purchase price, representing a $10.6 billion enterprise value. Meanwhile, we also exceeded our guidance for the first quarter in the key financial metrics."

Three Months Ended March 31, 2019 Financial Results:

•	Total revenues increased 8.5% to $722.1 million versus $665.4 million in the prior year period.

•	Media expenses, defined as Media Production and Media Selling, General & Administration expenses, were $479.0 million versus $435.4 million in the prior year period.

•
Operating income was $93.6 million, including $2 million of legal, regulatory and non-recurring costs, versus operating income of $107.3 million in the prior year period, which included $5 million of legal, regulatory and non-recurring costs and $21 million of gains on asset dispositions that included an $83 million cash gain relating to the sale of spectrum in Milwaukee in the Incentive Auction, partially offset by a non-cash impairment charge of a non-media related real estate investment.

•	Net income attributable to the Company was $21.7 million versus net income of $43.1 million in the prior year period.

•
Diluted earnings per common share was $0.23 as compared to $0.42 in the prior year period. The impact of legal, regulatory and non-recurring costs in 2019, on a per-share basis, was $(0.02) and the impact of legal, regulatory and non-recurring costs and net gains on asset dispositions in 2018 was $0.65.

Three Months Ended March 31, 2019 Operating Highlights:

•	Media revenues increased 4.6% to $673.4 million versus $643.7 million in the first quarter of 2018.

•	Political revenues were $2 million in the first quarter versus $7 million in the first quarter of 2018, an election year.

•	2019 Super Bowl revenues were $5 million versus $7 million in Super Bowl and Olympic revenues in the first quarter of 2018.

•	Distribution revenues were $352 million versus $314 million in the first quarter of 2018.

•	Revenues from our digital businesses increased 10%, as compared to the first quarter of 2018.

Recent Corporate Developments:

Transactions:

•
On May 3, 2019, the Company announced that it entered into a definitive agreement with the Walt Disney Company to acquire 21 RSNs for $9.6 billion, representing a $10.6 billion enterprise value. This is the largest collection of regional sports networks in the United States and expands the Company's focus on local sports and news. The transaction is expected to close in the third quarter of 2019, subject to antitrust regulatory approval.

Other Legal and Regulatory:

•	In March, the Federal Communications Commission administrative law judge dismissed with prejudice the July 2018 hearing designation order related to the Company’s terminated Tribune Acquisition.

Content and Distribution:

•
Year-to-date, Sinclair’s newsrooms have won a total of 192 national and regional journalism awards, including ACLU of Nevada’s 2019 Freedom of the Press Award, 7 Headliner Awards, and 30 Regional RTDNA Edward R. Murrow Awards by 18 newsrooms.

•
In April, Tennis Channel’s first full-length feature film, Strokes of Genius, was nominated for two Sports Emmy Awards by the National Academy of Television Arts & Sciences. The program is a finalist for the Outstanding Long Sports Documentary and Outstanding Musical Direction awards, which will be announced at the 40th Annual Sports Emmy Awards ceremony in New York City May 20, 2019.

Community:

•
In March, the Company, in partnership with the Salvation Army, held a day of giving to aid ongoing relief efforts for the survivors of the severe Midwest weather that brought historic flooding to significant parts of Nebraska and Iowa.

ATSC 3.0:

•
In April, a broad contingent of broadcasters announced the deployment of ATSC 3.0 to approximately 60 U.S. markets by the end of 2020.  This includes 27 markets in which Sinclair stations will be participating in the deployment.

Balance Sheet and Cash Flow Highlights:

•	Debt on the balance sheet, net of $975 million in cash, cash equivalents and restricted cash, was $2.908 billion as of March 31, 2019 versus net debt of $2.832 billion as of December 31, 2018.

•
As of March 31, 2019, 66.2 million Class A common shares and 25.5 million Class B common shares were outstanding, for a total of 91.8 million common shares outstanding. During the three months ended March 31, 2019, the Company repurchased 3.5 million shares for $105 million In April 2019, the Company repurchased an additional 0.5 million shares for $20 million. $743 million share repurchase capacity remains outstanding.

•	In March 2019, the Company paid a $0.20 per share quarterly cash dividend to its shareholders.

•	Routine capital expenditures in the first quarter of 2019 were $16 million with another $13 million related to the spectrum repack.

•	Program contract payments were $24 million in the first quarter of 2019.

Notes:

Certain reclassifications have been made to prior years’ financial information to conform to the presentation in the current year.

Outlook:

The Company currently expects to achieve the following results for the three months ending June 30, 2019 and twelve months ending December 31, 2019. The outlook does not include the pending acquisition of the 21 RSNs.

2019 Outlook ($ in millions)	Second Quarter	Full Year
Media Revenues	$716 million to $725 million	No estimate provided
Political Revenues Included in Media Revenues	$4 million to $5 million
Distribution Revenues Included in Media Revenues	$365 million to $368 million
Media Revenue Related to Revenue-generating Initiatives	$16 million
Media Production Expenses and Media Selling, General and Administrative Expenses (together, “Media Expenses”)	$506 million to $508 million	$1,987 million to $1,990 million
Media Expenses Related to Revenue-generating Initiatives	$25 million	$113 million
Stock-based Compensation Expense	$5 million	$19 million
Non-media Revenues	$50 million	$180 million
Program Contract Payments	$24 million	$95 million
Corporate Overhead	$25 million	$100 million
Stock-based Compensation Expense	$4 million	$17 million
One-time Transaction Costs	$3 million	$11 million
Non-media Expenses, Including ONE Media and Research and Development Costs	$46 million	$164 million
Program Contract Amortization	$22 million	$92 million
Depreciation on Property and Equipment	$24 million	$97 million
Amortization of Acquired Intangibles	$44 million	$174 million
Net Gains on Asset Dispositions	$14 million	$92 million
Net Interest Expense	$49 million	$196 million
Net Interest Expense - Cash Basis	$47 million	$188 million
Equity Method Investments Loss	$12 million	$49 million
Effective Tax Rate	9%	10%
Net Cash Taxes Paid	$31 million	$34 million
Total Capital Expenditures, Including Repack	$77 million	$246 million to $256 million
Repack Capital Expenditures	$37 million	$136 million

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its first quarter 2019 results on Wednesday, May 8, 2019, at 9:00 a.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investors/ Webcasts." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (888) 428-7458.

About Sinclair:

Sinclair is one of the largest and most diversified television broadcasting companies in the country. The Company owns, operates and/or provides services to 191 television stations in 89 markets. Sinclair is a leading local news provider in the country and is dedicated to impactful journalism with a local focus. The Company has multiple national networks, live local sports production, as well as stations affiliated with all the major networks. Sinclair’s content is delivered via multiple-platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, risks associated with the ability to consummate the pending acquisition of the 21 RSNs and the timing of the closing thereof; the risk that a regulatory approval that may be required for the pending acquisition of the 21 RSNs is delayed; the impact of changes in national and regional economies, the completion of the FCC spectrum repack, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast or refinance our indebtedness as it comes due, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television and MyNetworkTV programming, our news share strategy, our sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, the impact of pending and future litigation claims against the Company, uncertainties associated with potential changes in the regulatory environment affecting our business and growth strategy, and any risk factors set forth in the Company’s recent reports on Form 8-K, Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
REVENUES:
Media revenues	$673,364	$643,651
Non-media revenues	48,739	21,701
Total revenues	722,103	665,352

OPERATING EXPENSES:
Media production expenses	319,044	288,549
Media selling, general and administrative expenses	159,923	146,899
Amortization of program contract costs and net realizable value adjustments	23,937	26,950
Non-media expenses	39,300	21,223
Depreciation of property and equipment	23,020	27,325
Corporate general and administrative expenses	27,726	24,596
Amortization of definite-lived intangible and other assets	43,464	43,605
Gain on asset dispositions and other, net of impairment	(7,909)	(21,109)
Total operating expenses	628,505	558,038
Operating income	93,598	107,314

OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(54,626)	(69,742)
Loss from equity method investments	(13,637)	(12,587)
Other income, net	2,195	3,381
Total other expense, net	(66,068)	(78,948)
Income before income taxes	27,530	28,366
INCOME TAX (PROVISION) BENEFIT	(4,759)	15,628
NET INCOME	22,771	43,994
Net income attributable to the noncontrolling interests	(1,099)	(871)
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$21,672	$43,123
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share	$0.23	$0.42
Diluted earnings per share	$0.23	$0.42
Weighted average common shares outstanding	92,302	101,899
Weighted average common and common equivalent shares outstanding	93,218	102,917

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Investor Contact: Lucy Rutishauser, SVP Chief Financial Officer, (410) 568-1500

Media Contact: Michael Padavano, 5W, mpadovano@5wpr.com